SIGNET JEWELERS REPORTS Q1 RESULTS AND ACCELERATED DIGITAL FOCUS
HAMILTON, Bermuda, June 9, 2020 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended May 2, 2020 (“first quarter Fiscal 2021”). As discussed below, results are preliminary due to a pending long-lived non-cash assets impairment review necessitated by the COVID-19 pandemic, and the impacts of that review on our financial statements.
First Quarter Fiscal 2021 Highlights

•	February same store sales (“SSS”) positive low single digit. Q1 SSS down 38.9%[1] reflecting the temporary closure of all stores beginning in late March due to the novel coronavirus (“COVID-19”).

•
E-Commerce growth of 6.7%. Growth was 18.2% excluding the impact of the shut-down of James Allen’s New York distribution center due to COVID-19. While stores were closed, Omnichannel initiatives accelerated eCommerce growth to 55% excluding James Allen in April.

•	Additional structural cost savings of more than $100 million identified, for the fiscal year, in response to the COVID-19 pandemic.

•
Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. All aspects of the impairment review other than long lived assets are complete.

•	GAAP earnings per share ("EPS") of $(3.83), includes the impact of non-cash impairment charges of $2.63[2]
and tax benefit related to certain tax matters

•	Non-GAAP diluted EPS of $(1.59)[3]

•	Cash and cash equivalents of $1.1 billion.

	Fiscal 21 Q1	Fiscal 20 Q1
Revenue ($ in millions)	$852.1	$1,431.7
Same store sales % change[1]	(38.9)%	(1.3)%
GAAP
Operating income (loss)	$(291.1)	$(2.6)
Operating income (loss) as % of sales	(34.2)%	(0.2)%
GAAP Diluted EPS	$(3.83)	$(0.35)
Non-GAAP(3)
Non-GAAP operating income (loss)	$(142.5)	$24.2
Non-GAAP operating income (loss) as % of sales	(16.7)%	1.7%
Non-GAAP Diluted EPS	$(1.59)	$0.08
(1) Same store sales include physical store sales and eCommerce sales.
(2) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.
(3) See non-GAAP reconciliation page.

"Throughout the COVID-19 crisis, we have prioritized the health and safety of our team members and customers with every decision we make,” said Virginia C. Drosos, Chief Executive Officer. “Our excellent team, operating in a culture of agility and efficiency, has been integral in allowing us to rapidly adapt and respond to this environment, building on the first 2 years of our Path to Brilliance strategy and accelerating our transformation into a digital-first, omni-channel retailer. We began our fiscal year with strong Valentine’s Day sales performance, and then quickly pivoted and further adapted our eCommerce operating model to serve customers during stay-at-home restrictions with new technology, virtual consultation and selling solutions. We are gathering valuable insights on customer behaviors and plan to use these learnings to enhance our competitive advantage and emerge stronger from the crisis with optimized virtual and physical footprints to meet our customers where and how they choose to shop. We have moved forward in our digital journey while also making significant progress controlling costs, prioritizing investments to drive sustainable growth, and preserving liquidity.”

Response to COVID-19 pandemic
In March, the Company began implementing strategic responses to ensure the safety of its employees and customers, while also solidifying its liquidity. Signet temporarily closed all stores beginning in late March. The Company temporarily furloughed the majority of store and support center employees, while also temporarily reducing the cash compensation of senior executives. Finally, the company drew down $900 million under its senior secured asset-based revolving credit facility.
In May, Signet began a staggered store reopening plan based on health and safety standards as well as regional customer demand. There are currently over 1,100 stores open and performance of reopened stores has been encouraging with sequential week over week sales performance improvements in open stores. The Company expects business to return gradually, though given current events, stores re-openings will continue with safety prioritized.

First Quarter 2021 Financial Highlights
Signet's total sales were $852.1 million, down 40.5%, in the 13 weeks ended May 2, 2020 on a reported basis and down 40.2% on a constant currency basis. Total same store sales declined 38.9% year-over-year. Prior to stores closing, first quarter same store sales were running in the positive low single digits.
eCommerce sales were $164.7 million, up 6.7%, which includes COVID-19 impacts. Excluding the temporary James Allen distribution center shut-down, eCommerce sales grew 18.2%. Despite the disruption, the Company built upon its Omnichannel foundation to productively pivot temporarily to eCommerce-only operations while physical stores were closed. Signet’s virtual selling efforts led to accelerating consumer demand, with eCommerce growth of 55% in April, excluding the James Allen center impact, and momentum continued into May.

In response to the COVID-19 crisis, Signet has accelerated its transformation to a digital first, Omnichannel retailer. Signet is reimagining the shopping experience using data analytics and customer research to meet our customers where they are: online with advanced virtual and digitally native experiences and in-store with store-in-stores and outlet locations that house multiple banners. As such, the Company believes that segment level reporting is the most consistent and useful way to deliver metrics going forward as the Company continues to innovate across its portfolio.

	Change from previous year
First Quarter Fiscal 2021	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(39.0)%	(0.9)%	(39.9)%	—%	(39.9)%	$781.1
International segment	(37.5)%	(2.0)%	(39.5)%	(2.3)%	(41.8)%	$64.9
Other(1)	nm	nm	nm	nm	nm	$6.1
Signet	(38.9)%	(1.3)%	(40.2)%	(0.3)%	(40.5)%	$852.1
(1) Includes sales from Signet’s diamond sourcing initiative.

By operating segment:
North America

•	North America same store sales declined 39.0%. Average transaction value ("ATV") declined 6.5% and the number of transactions declined 34.5%.

•	eCommerce sales grew 4.3%. Excluding the temporary James Allen distribution center shut-down, eCommerce growth was 15.8%. Brick and mortar same store sales declined 44.6%.

•
North America payment plan participation rate, including both credit and leasing sales, for Q1 was 43.4% versus 50.0% in the prior year first quarter. This is reflective of both macroeconomic conditions and a greater proportion of eCommerce sales in the quarter.

International

•	International same store sales decreased 37.5%. ATV increased 2.7% and the number of transactions declined 41.2%.

•	eCommerce sales grew 37.2%, with brick and mortar same store sales declining 46.6%

GAAP gross margin was $204.2 million, or 24.0% of sales, down 1,090 bps versus the prior year quarter. Gross merchandise margin was consistent with the prior year rate, while gross margin rate decline was primarily driven by lower sales resulting from the COVID-19 pandemic which led to a deleveraging on fixed costs. The rate decline was partially offset through transformation cost savings and lower occupancy costs.
SGA was $358.4 million, or 42.1% of sales, compared to $475.2 million, or 33.2% of sales in the prior year. The $116.8 million decrease in SGA was driven by: 1) lower labor costs resulting from employee furloughs, 2) temporary pay reductions; and 3) and lower advertising expenses.
GAAP operating loss was $(291.1) million or (34.2)% of sales and includes $136.3 million of pre-tax impairment of goodwill, intangible and long lived assets. Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. The loss compares to $(2.6) million, or (0.2)% of sales in the prior year first quarter and further reveals the impact of the COVID-19 pandemic; however, its effects were mitigated in part by the actions explained above.
Non-GAAP operating loss was $(142.5) million, or (16.7)% of sales, compared to $24.2 million, or 1.7% of sales in prior year first quarter. Non-GAAP operating loss excluded $12.3 million in restructuring charges related to the Path to Brilliance transformation plan.

	First quarter Fiscal 2021		First quarter Fiscal 2020
GAAP Operating income (loss) in millions(1)	$	% of sales	$	% of sales
North America segment	$(234.2)	(30.0)%	$48.1	3.7%
International segment	(38.6)	(59.5)%	(8.0)	(7.2)%
Other	(18.3)	nm	(42.7)	nm
Total GAAP operating income (loss)	$(291.1)	(34.2)%	$(2.6)	(0.2)%
(1) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.

	First quarter Fiscal 2021		First quarter Fiscal 2020
Non-GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$(107.8)	(13.8)%	$47.6	3.7%
International segment	(16.6)	(25.6)%	(8.0)	(7.2)%
Other	(18.1)	nm	(15.4)	nm
Total Non-GAAP operating income (loss)	$(142.5)	(16.7)%	$24.2	1.7%
The current quarter GAAP effective tax rate of 36.1% was primarily driven by anticipated tax benefits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), partially offset by the unfavorable impact of a valuation allowance recorded against certain deferred tax assets in the US. The non-GAAP effective tax rate was 50.4% which was primarily driven by the same factors.
GAAP EPS was $(3.83), including $2.63 charge related to the impairment of goodwill, intangible assets and long lived assets and $(0.63) resulting tax benefit. Excluding these items, EPS was $(1.59) on a non-GAAP basis.
GAAP and non-GAAP EPS in the quarter are based on net income (loss) available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the first quarter net income (loss).

Balance Sheet and Statement of Cash Flows
With a focus on cash conservation, the Company used $(7.6) million for operating activities, leading to free cash flow of $(15.3) million with all stores temporarily closed beginning in late March. Signet's enhanced fulfillment options resulted in inventory of $2.4 billion, flat to last year’s reduced levels. During COVID-19, the Company reduced planned receipts, repurposed closed store inventory to offset future receipts of core product, and utilized clearance efforts to make room for merchandise newness later this year. Flexible fulfillment remains a priority as the Company continues to accelerate its Omnichannel capabilities.
Cash and cash equivalents were $1,066.6 million, compared to $195.1 million at the prior year quarter-end. Signet notes that long term debt of $1,336.0 million, compared to $639.0 million at the prior year quarter end, includes the $900 million draw down on the revolving credit facility.

Signet Path to Brilliance: Doubling Down on Core Initiatives in the Pivot to Year 3
The COVID-19 pandemic has rapidly altered the retail climate and the Company is navigating that change by accelerating its application of the key Path to Brilliance initiatives.

•	Customer First - Continuing to provide customers with expertise and a cultivated merchandise selection whenever and however they choose to shop.

•	Omnichannel - Continuing to optimize its virtual footprint through website efficiencies, expansion of site capabilities and building a roster of sales associates that are adept in virtual selling.

•
Culture of Agility and Efficiency - Taking into account the strategic responses to the COVID-19 pandemic, as well as building on the $185 million in net cost savings achieved in the first two years of Path to Brilliance, the Company is on track to exceed the original transformation goal of $200 to $225 million in cost savings. Additional structural cost savings of more than $100 million have been identified, for the fiscal year, in response to the COVID-19 pandemic.

Footprint Optimization: Accelerating Momentum
The Company's culture of agility and efficiency has always encompassed the optimization of its physical footprint. Following an in-depth greenfield study as part of Path to Brilliance, the Company has conducted further analysis during the COVID-19 pandemic in order to emerge as a stronger and more efficient organization. As a first step under this accelerated initiative, the Company will not reopen at least 150 North America stores and 80 UK stores. Further, Signet is committed to closing at least an additional 150 stores by the end of the fiscal year. Landlord discussions, including rent deferrals and abatements, as well as store level analysis remain ongoing as the Company assesses the future shape of Signet. Importantly, while we continue to optimize our store base, physical locations remain a core and valued aspect of the Signet customer experience.

Quarterly Dividend:
Consistent with the Company's year end messaging, Signet’s Board of Directors has elected to temporarily suspend the dividend program on the common shares and has elected to pay the August quarterly dividend on its preference shares in kind.

Financial Guidance:
As previously disclosed, the Company is not providing Fiscal 2021 financial guidance at this time due to the continuing level of uncertainty in the current environment.

Preliminary First Quarter 2021 Results:
As detailed above, results are preliminary due to a pending impairment review of our long-lived assets necessitated by the COVID-19 pandemic, and the impact, if any, of the results of that review on items in our financial statements that are affected by impairments. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission and may differ from the results and disclosures in this press release. Please read the Form 10-Q when it becomes available.

Conference Call:
A conference call is scheduled for June 9, 2020 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-888-317-6003
International Dial-in: +1-412-317-6061
Access code: 8493993
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,200 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and will continue to have, on Signet’s business, financial condition, profitability and cash flows, the effect of steps we take in response to the pandemic, the severity and duration of the pandemic, including whether there is a “second wave,” the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer spending and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks, our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit, disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio sale due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; the development and maintenance of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation, including risks related to satisfaction of the conditions precedent for our pending securities class action settlement; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2020 Annual Report on Form 10-K filed with the SEC on March 26, 2020 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vincent Sinisi
SVP Investor Relations
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
Net cash (used in) provided by operating activities	$(7.6)	$105.4
Purchase of property, plant and equipment	(7.7)	(24.6)
Free cash flow	$(15.3)	$80.8

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
Gross margin	$204.2	$499.4
Restructuring charges - cost of sales	(0.4)	—
Non-GAAP Gross Margin	$203.8	$499.4

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
Total GAAP operating income (loss)(1)	$(291.1)	$(2.6)
Charges related to transformation plan	12.3	26.8
Asset impairments	136.3	—
Total non-GAAP operating income (loss)	$(142.5)	$24.2

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
North America segment GAAP operating income (loss)(1)	$(234.2)	$48.1
Charges related to transformation plan	8.5	(0.5)
Asset impairments	117.9	—
North America segment non-GAAP operating income (loss)	$(107.8)	$47.6

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
International segment GAAP operating income (loss)(1)	$(38.6)	$(8.0)
Charges related to transformation plan	3.6	—
Asset impairments	18.4	—
International segment non-GAAP operating income (loss)	$(16.6)	$(8.0)

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
Other segment GAAP operating income (loss)	$(18.3)	$(42.7)
Charges related to transformation plan	0.2	27.3
Other segment non-GAAP operating income (loss)	$(18.1)	$(15.4)

	13 weeks ended
	May 2, 2020	May 4, 2019
GAAP effective tax rate(1)	36.1%	13.0%
Charges related to transformation plan	1.3%	5.3%
Asset impairments	13.0%	—%
Non-GAAP effective tax rate	50.4%	18.3%

	13 weeks ended
	May 2, 2020	May 4, 2019
GAAP Diluted EPS(1)	$(3.83)	$(0.35)
Charges related to transformation plan	0.24	0.52
Asset impairments	2.63	—
Tax impact of items above	(0.63)	(0.09)
Non-GAAP Diluted EPS	$(1.59)	$0.08
(1) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.

Condensed Consolidated Statements of Operations (Unaudited)(1)

	13 weeks ended
(in millions, except per share amounts)	May 2, 2020	May 4, 2019
Sales	$852.1	$1,431.7
Cost of sales	(648.3)	(932.3)
Restructuring charges - cost of sales	0.4	—
Gross margin	204.2	499.4
Selling, general and administrative expenses	(358.4)	(475.2)
Restructuring charges	(12.7)	(26.8)
Asset impairments	(136.3)	—
Other operating income, net	12.1	—
Operating income (loss)	(291.1)	(2.6)
Interest expense, net	(7.1)	(9.2)
Other non-operating income, net	0.1	0.3
Income (loss) before income taxes	(298.1)	(11.5)
Income tax benefit	107.7	1.5
Net income (loss)	$(190.4)	$(10.0)
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)
Net income (loss) attributable to common shareholders	$(198.6)	$(18.2)

Earnings (loss) per common share:
Basic	$(3.83)	$(0.35)
Diluted	$(3.83)	$(0.35)
Weighted average common shares outstanding:
Basic	51.8	51.6
Diluted	51.8	51.6

Dividends declared per common share	$—	$0.37
(1) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.

Condensed Consolidated Balance Sheets (Unaudited)(1)

(in millions, except par value per share amount)	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Current assets:
Cash and cash equivalents	$1,066.6	$374.5	$195.1
Accounts receivable	29.8	38.8	23.1
Other current assets	326.7	403.5	205.5
Income taxes	199.2	6.3	4.8
Inventories	2,392.2	2,331.7	2,394.2
Total current assets	4,014.5	3,154.8	2,822.7
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,092.6, $1,064.7 and $1,319.6, respectively	687.1	741.9	776.1
Operating lease right-of-use assets	1,541.4	1,683.3	1,822.8
Goodwill	238.0	248.8	296.4
Intangible assets, net	178.7	263.8	264.1
Other assets	204.9	201.8	189.2
Deferred tax assets	12.1	4.7	22.0
Total assets	$6,876.7	$6,299.1	$6,193.3
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$22.2	$95.6	$43.7
Accounts payable	329.1	227.9	238.3
Accrued expenses and other current liabilities	627.6	697.0	420.2
Deferred revenue	271.2	266.2	277.0
Operating lease liabilities	390.3	338.2	358.9
Income taxes	27.8	27.7	24.1
Total current liabilities	1,668.2	1,652.6	1,362.2
Non-current liabilities:
Long-term debt	1,336.0	515.9	639.0
Operating lease liabilities	1,334.8	1,437.7	1,589.4
Other liabilities	112.3	116.6	126.0
Deferred revenue	719.8	731.5	699.6
Deferred tax liabilities	97.7	5.2	—
Total liabilities	5,268.8	4,459.5	4,416.2
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 1, 2020 and May 4, 2019: 0.625 shares outstanding)	617.4	617.0	615.7
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 52.3 shares outstanding (February 1, 2020: 52.3 outstanding; May 4, 2019: 52.2 outstanding)	12.6	12.6	12.6
Additional paid-in capital	246.4	245.4	232.7
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.7 shares (February 1, 2020: 17.7 shares; May 4, 2019: 17.8 shares)	(985.2)	(984.9)	(999.8)
Retained earnings	2,044.1	2,242.9	2,223.4
Accumulated other comprehensive loss	(327.8)	(293.8)	(307.9)
Total shareholders’ equity	990.5	1,222.6	1,161.4
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,876.7	$6,299.1	$6,193.3
(1) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.

Condensed Consolidated Statements of Cash Flows (Unaudited)(1)

	13 weeks ended
(in millions)	May 2, 2020	May 4, 2019
Cash flows from operating activities
Net income (loss)	$(190.4)	$(10.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37.3	41.0
Amortization of unfavorable leases and contracts	(1.4)	(1.4)
Share-based compensation	1.4	4.0
Deferred taxation	85.6	—
Asset Impairments	136.3	—
Restructuring charges	6.7	5.4
Other non-cash movements	0.6	(4.9)
Changes in operating assets and liabilities:
Decrease in accounts receivable	8.6	0.9
Decrease in other assets and other receivables	73.4	28.1
Increase in inventories	(77.2)	(7.8)
Increase in accounts payable	99.0	87.7
Decrease in accrued expenses and other liabilities	(49.6)	(39.9)
Change in operating lease assets and liabilities	61.4	(4.1)
(Decrease) increase in deferred revenue	(5.0)	10.5
Changes in income tax receivable and payable	(193.2)	(2.7)
Pension plan contributions	(1.1)	(1.4)
Net cash (used in) provided by operating activities	(7.6)	105.4
Investing activities
Purchase of property, plant and equipment	(7.7)	(24.6)
Purchase of available-for-sale securities	—	(6.1)
Proceeds from sale of available-for-sale securities	1.3	0.3
Net cash used in investing activities	(6.4)	(30.4)
Financing activities
Dividends paid on common shares	(19.3)	(19.2)
Dividends paid on redeemable convertible preferred shares	(7.8)	(7.8)
Repayments of term loans	—	(8.9)
Proceeds from revolving credit facilities	900.0	—
Repayments of revolving credit facilities	(80.0)	—
Decrease of bank overdrafts	(74.0)	(37.3)
Other financing activities	(4.9)	(1.5)
Net cash provided by (used in) financing activities	714.0	(74.7)
Cash and cash equivalents at beginning of period	374.5	195.4
Increase in cash and cash equivalents	700.0	0.3
Effect of exchange rate changes on cash and cash equivalents	(7.9)	(0.6)
Cash and cash equivalents at end of period	$1,066.6	$195.1
(1) Pre-tax impairment charges are preliminary and include an impairment charge of approximately $42.3 million against long lived assets with a carrying value of approximately $100 million, which remains under review and has not yet been finalized. See Preliminary First Quarter 2021 Results section within this release.

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On May 2, 2020, Signet had 3,172 stores totaling 4.6 million square feet of selling space. In the first quarter, store count decreased by 36 and square feet of selling space decreased 1.0%.

Store count by banner	February 1, 2020	Openings	Closures	May 2, 2020
North America segment	2,757	—	(21)	2,736
International segment	451	—	(15)	436
Signet	3,208	—	(36)	3,172